UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Heritage Insurance Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HERITAGE INSURANCE HOLDINGS, INC.

2600 MCCORMICK DRIVE, SUITE 300 CLEARWATER, FLORIDA

Dear Fellow Stockholders:

On behalf of the Board of Directors of Heritage Insurance Holdings, Inc., a Delaware corporation (“Heritage,” the “Company,” “we,” “us” or “our”), we invite you to join us at a special meeting of stockholders of the Company, which will be held on                  , 2017, at          a.m., Eastern Time, at                  (the “Special Meeting”).

On August 16, 2017, the Company completed the offering (the “Offering”) of $125,000,000 aggregate principal amount of 5.875% convertible senior notes due 2037 (the “Convertible Notes”) in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), with Citigroup Global Markets Inc., as the initial purchaser (the “Initial Purchaser”). On September 7, 2017, the Company completed a private placement of an additional $11,750,000 aggregate principal amount of the Convertible Notes to the Initial Purchaser. The total net proceeds from the offering, after deducting discounts, commissions and estimated offering expenses payable by the Company, were approximately $132.0 million. The Company utilized approximately $40 million of the proceeds to repurchase shares of the Company’s common stock. The Company intends to use the remainder of the net proceeds from the Offering to finance the cash portion of the acquisition of NBIC Holdings, Inc., the parent company of Narragansett Bay Insurance Company, which is expected to close as early as the fourth quarter of 2017.

The conversion of all of the outstanding Convertible Notes into common stock would result in the issuance of more than 20% of the Company’s voting power and shares of common stock outstanding prior to such issuance which, as described below, requires stockholder approval under the rules of the New York Stock Exchange (the “NYSE”). Accordingly, the Convertible Notes currently are convertible only into cash unless and until stockholder approval is obtained.

Because the Company’s common stock is listed on the NYSE, the Company is subject to the NYSE’s rules and regulations. Rule 312.03(c) of the NYSE Listed Company Manual (“NYSE Rule 312.03(c)”) requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock (the “Issuance Proposal”). If the Company obtains stockholder approval, the Convertible Notes will be convertible, subject to various conditions and during certain periods, into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. If the Issuance Proposal is not approved in accordance with NYSE Rule 312.03(c) prior to the relevant conversion date, the Company will be required to pay to holders in respect of each $1,000 principal amount of Convertible Notes being converted solely an amount in cash as if the Company had elected a “cash settlement.”

At the Special Meeting, in accordance with NYSE Rule 312.03(c), you will be asked to consider and vote on a proposal to approve the Issuance Proposal.

Unless and until the Issuance Proposal is approved by the Company’s stockholders, the conversion option that is part of the Convertible Notes will be accounted for as a derivative liability pursuant to accounting standards relating to derivative instruments and hedging activities (notwithstanding other factors to be evaluated by the Company each reporting period regarding the classification of derivative instruments).

For each financial statement period after issuance of the Convertible Notes, a hedge gain (or loss) will be reported in the Company’s income statement to the extent the valuation of the derivative liability changes from the previous period as a result of changes in the market price of the Company’s common stock or changes in other valuation inputs and assumptions. For example, if the stock price increases, the value of the option increases and there would be a hedge loss reported in the period. This could result in significant fluctuations in the Company’s consolidated statement of comprehensive income (loss) from period to period and have a material adverse effect on the Company’s earnings per share. In addition, if the Company is required to settle its obligations in respect of the Convertible Notes solely in cash, the Company’s cash flow and liquidity position could be adversely impacted.

Our Board of Directors believes that the Issuance Proposal is in the best interests of the Company and its stockholders and, therefore, recommends that you vote “FOR” the Issuance Proposal.

The proxy statement attached to this letter provides you with information about the Issuance Proposal and the Special Meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the U.S. Securities and Exchange Commission. See “Where You Can Find Additional Information” in the accompanying proxy statement.

Regardless of the number of shares of our common stock you own, your vote is important. Whether or not you plan to attend the Special Meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. You may do so by completing, signing, dating, and returning the enclosed proxy card by mail, or you may submit your proxy by telephone or electronically through the Internet, as further described on the proxy card. If your shares of common stock are held in an account at a broker, dealer, commercial bank, trust company, or other nominee, you should instruct such broker or other nominee how to vote in accordance with the voting instruction form furnished by such broker or other nominee.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

Thank you for your cooperation and continued support.

Sincerely,

Bruce Lucas
Chairman & Chief Executive Officer

                     , 2017

THE ACCOMPANYING PROXY STATEMENT IS DATED                 , 2017 AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT                 , 2017.

HERITAGE INSURANCE HOLDINGS, INC.

2600 MCCORMICK DRIVE, SUITE 300

CLEARWATER, FLORIDA

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                 , 2017

To the Stockholders of Heritage Insurance Holdings, Inc.:

Notice is hereby given that a special meeting (the “Special Meeting”) of stockholders of Heritage Insurance Holdings, Inc. (the “Company”) will be held on                 , 2017, at         a.m., Eastern Time, at                 :

1. To consider and vote on a proposal to approve, pursuant to Rule 312.03(c) of the New York Stock Exchange Listed Company Manual, the issuance of our common stock upon the conversion of our Convertible Notes (the “Issuance Proposal”);

2. To consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies (the “Adjournment Proposal” and together with the Issuance Proposal, the “Proposals”); and

3. To transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

The Company’s Board of Directors recommends that stockholders vote “FOR” each of the Issuance Proposal and the Adjournment Proposal.

Only stockholders of record of our common stock as of the close of business on                 , 2017, the “Record Date,” are entitled to receive notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting. Only matters referred to in this notice of the Special Meeting, and those which are incidental and germane to such matters, may be discussed.

The approval of the Issuance Proposal requires the affirmative vote of a majority of the shares of our common stock voting thereon at a meeting at which a quorum is present. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of our common stock present and entitled to vote at the Special Meeting, whether or not a quorum is present.

Even if you plan to attend the Special Meeting in person, we request that you submit a proxy by following the instructions on your proxy card as soon as possible and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. Please do so by completing, signing, dating, and returning the enclosed proxy card by mail, or you may submit your proxy by telephone or electronically through the Internet, as further described on the proxy card. If you sign, date, and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the Issuance Proposal (and, if necessary and appropriate, the Adjournment Proposal). If your shares are held in an account at a broker, dealer, commercial bank, trust company, or other nominee, you should instruct such broker or other nominee how to vote in accordance with the voting instruction form furnished by such broker or other nominee.

Whether you attend the Special Meeting or not, any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked in writing to the

Company’s Corporate Secretary, at or before taking of the vote at the Special Meeting. A written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares will be treated as the final vote.

A proxy may also be revoked by attending the Special Meeting and voting in person, although attendance at the Special Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Steven Martindale, Chief Financial Officer and Secretary, Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759, or hand delivered to Steven Martindale, at or before the taking of the vote at the Special Meeting.

If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of such broker or other nominee regarding revocation of proxies.

Your vote is important. Whether or not you plan to attend the Special Meeting in person, it is important that your shares be represented. We ask that you vote your shares as soon as possible.

By Order of the Board of Directors,

Steven Martindale
Chief Financial Officer and Secretary

Clearwater, Florida

                     , 2017

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of our common stock can be voted at the Special Meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company, or other nominee.

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the beneficial owner of those shares.

If you are a stockholder of record, you will receive only one notice or proxy card for all the shares you hold in certificate form, book-entry form, and in any Company benefit plan.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of common stock.

If you sign, date, and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the Issuance Proposal and, if necessary and appropriate, the Adjournment Proposal.

For additional questions regarding the Issuance Proposal, assistance in submitting proxies or voting shares of our common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact Investor Relations, Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759, telephone: (727) 362-7200 or Georgeson LLC, telephone: 1 (877) 278-9670 (toll free).

Important Notice Regarding the Availability of Proxy Materials for the Special

Meeting of Stockholders to be Held on                , 2017

This Proxy Statement is available, free of charge, at http://www.investorvote.com/HRTG.

i

PROXY STATEMENT

This proxy statement sets forth information relating to the solicitation of proxies by the Board of Directors of Heritage Insurance Holdings, Inc. (the “Company”) in connection with the Company’s special meeting of stockholders (the “Special Meeting”) or any adjournment or postponement of the Special Meeting. This proxy statement is being furnished by our Board of Directors for use at the Special Meeting of stockholders to be held at on                 , 2017 at                 , Eastern Time. This proxy statement and form of proxy are first being mailed to stockholders on or about                 , 2017, to our stockholders of record as of the close of business on                  , 2017 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

AND THE PROPOSALS

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the Proposals (as defined below). These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why did I receive these proxy materials?

A:         We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Special Meeting in connection with the issuance of common stock upon the conversion of our Convertible Notes (as defined below).

On August 16, 2017, the Company completed the offering (the “Offering”) of $125,000,000 aggregate principal amount of 5.875% convertible senior notes due 2037 (the “Convertible Notes”) in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), with Citigroup Global Markets Inc., as the initial purchaser (the “Initial Purchaser”). On September 7, 2017, the Company completed a private placement of an additional $11,750,000 aggregate principal amount of the Convertible Notes to the Initial Purchaser. The total net proceeds from the offering, after deducting discounts, commissions and estimated offering expenses payable by the Company, were approximately $132.0 million. The Company utilized approximately $40 million of the proceeds to repurchase shares of the Company’s common stock. The Company intends to use the remainder of the net proceeds from the Offering to finance the cash portion of the acquisition of NBIC Holdings, Inc., the parent company of Narragansett Bay Insurance Company, which is expected to close as early as the fourth quarter of 2017.

The conversion of all of the outstanding Convertible Notes into common stock would result in the issuance of more than 20% of the Company’s voting power and shares of common stock outstanding prior to such issuance which, as described below, requires stockholder approval under the rules of the NYSE. Accordingly, the Convertible Notes currently are convertible only into cash unless and until stockholder approval is obtained.

Because the Company’s common stock is listed on the NYSE, the Company is subject to the NYSE’s rules and regulations. NYSE Rule 312.03(c) requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock (the “Issuance Proposal”).

At the Special Meeting, in accordance with NYSE Rule 312.03(c), you will be asked to consider and vote on a proposal to approve the Issuance Proposal.

Unless and until the Issuance Proposal is approved by the Company’s stockholders, the conversion option that is part of the Convertible Notes will be accounted for as a derivative liability pursuant to accounting standards relating to derivative instruments and hedging activities (notwithstanding other factors to be evaluated by the Company each reporting period regarding the classification of derivative instruments).

For each financial statement period after issuance of the Convertible Notes, a hedge gain (or loss) will be reported in the Company’s income statement to the extent the valuation of the derivative liability changes from the previous period as a result of changes in the market price of the Company’s common stock or changes in other valuation inputs and assumptions. For example, if the stock price increases, the value of the option increases and there would be a hedge loss reported in the period. This could result in significant fluctuations in the Company’s consolidated statement of comprehensive income (loss) from period to period and have a material adverse effect on the Company’s earnings per share. In addition, if the Company is required to settle its obligations in respect of the Convertible Notes solely in cash, the Company’s cash flow and liquidity position could be adversely impacted.

Our Board of Directors believes that the Issuance Proposal is in the best interests of the Company and its stockholders and, therefore, recommends that you vote “FOR” the Issuance Proposal.

Q:	What items of business will be voted on at the Special Meeting?

A:         The business expected to be voted on at the Special Meeting is considering approval of the following proposals:

•	To consider and vote on a proposal to approve, as required pursuant to NYSE Rule 312.03(c), the Issuance Proposal;

•	To consider and vote on the Adjournment Proposal, as necessary and appropriate; and

•	To consider and transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

To be properly brought before the Special Meeting, any additional items of business must be presented in accordance with applicable law and the Company’s by-laws. If business is not properly brought before the Special Meeting, there will not be an opportunity to discuss any such matters at the Special Meeting.

Q:	Where and when is the Special Meeting?

A:         The Special Meeting will be held at                  on                 , 2017 at                 , Eastern Time.

Q:	Who can attend and vote at the Special Meeting?

A:         You are entitled to receive notice of and to attend and vote at the Special Meeting, or any postponement or adjournment thereof, if, as of the close of business on                 , 2017, the Record Date, you were a holder of record of our common stock.

As of the Record Date, there were                 outstanding shares of our common stock, each of which is entitled to one vote on each matter to come before the Special Meeting.

If you wish to attend the Special Meeting and your shares are held in an account at a broker, dealer, commercial bank, trust company, or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the Record Date. “Street name” holders who wish to vote at the Special Meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company, or other nominee that holds their shares.

Q:	What do I need to bring in order to attend the Special Meeting?

A:         You will need an admission card to enter the Special Meeting. You may request tickets by providing the name under which you hold shares of record or, if your shares are held in the name of a bank, broker or other holder of record, the evidence of your beneficial ownership of the shares, the number of tickets you are requesting and your contact information. You can submit your request in the following ways:

•	by sending an e-mail to ; or

•	by calling us toll-free at .

Stockholders also must present a form of personal photo identification in order to be admitted to the Special Meeting.

Q:	How many shares must be present to conduct business at the Special Meeting?

A:         A quorum is necessary to hold a valid meeting of stockholders. For each of the Proposals to be presented at the Special Meeting, the holders of a majority of shares of our common stock outstanding on the Record Date, must be present at the Special Meeting, in person or by proxy. If you vote—including by Internet, telephone or proxy card—your shares voted will be counted towards the quorum for the Special Meeting. Abstentions are counted as present for the purpose of determining a quorum; broker non-votes are not counted for the purpose of determining the presence of a quorum at the Special Meeting as the Proposals to be considered would not be evaluated as routine by the NYSE.

Q:	What are my voting choices?

A:         You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any Proposal to be voted on at the Special Meeting. Your shares will be voted as you specifically instruct. If you sign your proxy or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the meeting. If you return your proxy card and “ABSTAIN” from voting, it will have the same effect as a vote against the Issuance Proposal and the Adjournment Proposal.

Q:	What vote is required to approve the Proposals?

A:         The Issuance Proposal requires the affirmative vote of a majority of the shares of our common stock voting thereon at a meeting at which a quorum is present. Under applicable NYSE rules, abstentions are counted as present for purposes of determining a quorum and are also counted as shares voted with respect to such proposal, and therefore, if you return your proxy card and “ABSTAIN” from voting, it will have the same effect as a vote against the Issuance Proposal. The Adjournment Proposal requires the affirmative vote of a majority of the shares of our common stock present and entitled to vote at the Special Meeting, whether or not a quorum is present.

Q:	How many shares of common stock are issuable upon conversion of the Convertible Notes?

A:         Upon conversion of all of the Convertible Notes, the Company would issue approximately                 shares of common stock, representing approximately        % of the total outstanding shares as of the Record Date, assuming (i) the Company elects to settle all conversions entirely in shares of common stock and (ii) such conversions occur at the initial conversion rate of 67.0264 shares of common stock per $1,000 principal amount of Convertible Notes.

Q:	What will happen if the Issuance Proposal is not approved?

A:         If the Issuance Proposal is not approved prior to the relevant conversion date, the Company will be required to pay to holders in respect of each $1,000 principal amount of Convertible Notes being converted solely an amount in cash as if the Company had elected a “cash settlement”.

Unless and until the Issuance Proposal is approved by the Company’s stockholders, the conversion option that is part of the Convertible Notes will be accounted for as a derivative liability pursuant to accounting standards relating to derivative instruments and hedging activities (notwithstanding other factors to be evaluated by the Company each reporting period regarding the classification of derivative instruments).

For each financial statement period after issuance of the Convertible Notes, a hedge gain (or loss) will be reported in the Company’s income statement to the extent the valuation of the derivative liability changes from the previous period as a result of changes in the market price of the Company’s common stock or changes in other valuation inputs and assumptions. For example, if the stock price increases, the value of the option increases and there would be a hedge loss reported in the period. This could result in significant fluctuations in the Company’s consolidated statement of comprehensive income (loss) from period to period and have a material adverse effect on the Company’s earnings per share. In addition, if the Company is required to settle its obligations in respect of the Convertible Notes solely in cash, the Company’s cash flow and liquidity position could be adversely impacted.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:         Our Board of Directors, after careful consideration, unanimously recommends that our stockholders vote “FOR” the approval of the Issuance Proposal and “FOR” the Adjournment Proposal.

Q:	How will our directors and executive officers vote on the Proposals?

A:         Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of our common stock in favor of the approval of each of the Proposals. As of the Record Date, excluding any shares issuable upon the exercise of currently outstanding options, our directors and current executive officers owned, in the aggregate, shares of our common stock, representing collectively approximately         % of the votes eligible to be cast at the Special Meeting.

Q:	What do I need to do now?

A:         We urge you to read this proxy statement carefully and to consider how approving the Proposals affects you. Then simply mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting of our stockholders. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

Q:	What happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?

A:         If you fail to sign, date, and return your proxy card or fail to vote by telephone or Internet as provided on your proxy card, your shares will not be counted towards establishing a quorum for the Special Meeting, which requires holders representing a majority of the outstanding shares of our common stock to be present in person or by proxy. If you respond and do not indicate your voting preference, we will count your proxy as a vote in favor of the approval of each of the Proposals.

Q:	If my shares are held in “street name” by my broker, dealer, commercial bank, trust company, or other nominee, will such broker or other nominee vote my shares for me?

A:         You should instruct your broker or other nominee on how to vote your shares using the instructions provided by such broker or other nominee. Absent specific voting instructions, brokers or other nominees who hold shares of Company common stock in “street name” for customers are prevented by the NYSE Rules from exercising voting discretion in respect of non-routine or contested matters. The Company expects that when the NYSE evaluates the Proposals to be voted on at the Special Meeting to determine whether each Proposal is a routine or non-routine matter, the Proposals would not be evaluated as routine. Shares not voted by a broker or other nominee because such broker or other nominee does not have instructions or cannot exercise discretionary voting power with respect to one or more Proposals are referred to as “broker non-votes”. Such broker non-votes may not be counted for the purpose of determining the presence of a quorum at the Special Meeting in the absence of a routine proposal. It is important that you instruct your broker or other nominee on how to vote your shares of Company common stock held in “street name” in accordance with the voting instructions provided by such broker or other nominee.

Q:	How do I vote?

A:         If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, Computershare Investor Services, and not through a broker, bank, or other nominee that holds shares for your account in “street name”), you may vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Proxies submitted by telephone or through the Internet must be received by        p.m., Eastern Time, on                , 2017. Please see the proxy card provided to you for instructions on how to submit your proxy by telephone or the Internet. Stockholders of record who attend the Special Meeting may vote in person by obtaining a ballot from the inspector of elections.

If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the vote instruction form or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. To vote in person at the Special Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares.

Q:	Can I change my vote after I have mailed my proxy card?

A:         Yes. Whether you attend the Special Meeting or not, any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked in writing to the Company’s Corporate Secretary, at or before taking of the vote at the Special Meeting. A written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares, will be treated as the final vote.

A proxy may also be revoked by attending the Special Meeting and voting in person, although attendance at the Special Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Steven Martindale, Chief Financial Officer and Secretary, Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759, or hand delivered to Steven Martindale, at or before the taking of the vote at the Special Meeting.

If you hold your shares through a broker, dealer, commercial bank, trust company, or other nominee, you should follow the instructions of such broker or other nominee regarding revocation of proxies.

Q:	Am I entitled to appraisal rights?

A:         No. You will have no right under Delaware law to seek appraisal of your shares of our common stock in connection with the Proposals.

Q:	Where can I find the results of the voting?

A:         We intend to announce preliminary voting results at the Special Meeting and will publish final results through a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the Special Meeting. The Current Report on Form 8-K will be available on the Internet at our website, http://investors.heritagepci.com/sec-filings.

Q:	Who will pay for the cost of soliciting proxies?

A:         The Company is paying the costs of the solicitation of proxies. The Company has retained Georgeson LLC to assist in obtaining proxies by mail, facsimile, telephone or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares for the Special Meeting. The Company has agreed to pay such firm a fee of approximately $         plus out-of-pocket expenses. Georgeson LLC may be contacted toll-free at 1-877-278-9670. The Company may also reimburse brokerage firms, banks, broker-dealers or other similar organizations for the cost of forwarding proxy materials to beneficial owners. In addition, certain of the Company’s directors, officers and regular employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, by fax or by electronic mail. See “Proxy Solicitation and Costs” in this proxy statement for further information.

Q:	What is “householding” and how does it affect me?

A:         The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you receive notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker directly or direct your written request to: Steven Martindale, Chief Financial Officer and Secretary, Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759, or by phone at (727) 362-7200.

Q:	Can I obtain an electronic copy of proxy material?

A:         Yes, this proxy statement, the accompanying notice of Special Meeting and the proxy card are available on the Internet at www.investorvote.com/HRTG.

Q:	What happens if the Special Meeting is adjourned or postponed?

A:         Although it is not expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, other than by an announcement made at the Special Meeting, by approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the Special Meeting, whether or not a quorum exists. Any signed proxies received by the Company will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Company stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Q:	Who can help answer my other questions?

A:         If you have more questions about the Proposals or voting, you should contact Investor Relations, Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759, telephone: (727) 362-7200 or Georgeson LLC at 1 (877) 278-9670 (toll free).

ISSUANCE PROPOSAL—APPROVAL OF THE ISSUANCE OF

COMPANY COMMON STOCK UPON CONVERSION OF

THE CONVERTIBLE NOTES

On August 16, 2017, the Company completed the Offering of $125,000,000 aggregate principal amount of the Convertible Notes in a private placement transaction pursuant to Rule 144A under the Securities Act, with the Initial Purchaser. On September 7, 2017, the Company completed a private placement of an additional $11,750,000 aggregate principal amount of the Convertible Notes to the Initial Purchaser. The total net proceeds from the offering, after deducting discounts, commissions and estimated offering expenses payable by the Company, were approximately $132.0 million. The Company utilized approximately $40 million of the proceeds to repurchase shares of the Company’s common stock. The Company intends to use the remainder of the net proceeds from the Offering to finance the cash portion of the acquisition of NBIC Holdings, Inc., the parent company of Narragansett Bay Insurance Company, which is expected to close as early as the fourth quarter of 2017.

The conversion of all of the outstanding Convertible Notes into common stock would result in the issuance of more than 20% of the Company’s voting power and shares of common stock outstanding prior to such issuance which, as described below, requires stockholder approval under the rules of the NYSE. Accordingly, the Convertible Notes currently are convertible only into cash unless and until stockholder approval is obtained.

Because the Company’s common stock is listed on the NYSE, the Company is subject to the NYSE’s rules and regulations. NYSE Rule 312.03(c) requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Company obtains stockholder approval, the Convertible Notes will be convertible, subject to various conditions and during certain periods, into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. If the Issuance Proposal is not approved prior to the relevant conversion date, the Company will be required to pay to holders in respect of each $1,000 principal amount of Convertible Notes being converted solely an amount in cash as if the Company had elected a “cash settlement.”

At the Special Meeting, in accordance with NYSE Rule 312.03(c), you will be asked to consider and vote on a proposal to approve the Issuance Proposal.

Unless and until the Issuance Proposal is approved by the Company’s stockholders, the conversion option that is part of the Convertible Notes will be accounted for as a derivative liability pursuant to accounting standards relating to derivative instruments and hedging activities (notwithstanding other factors to be evaluated by the Company each reporting period regarding the classification of derivative instruments).

For each financial statement period after issuance of the Convertible Notes, a hedge gain (or loss) will be reported in the Company’s income statement to the extent the valuation of the derivative liability changes from the previous period as a result of changes in the market price of the Company’s common stock or changes in other valuation inputs and assumptions. For example, if the stock price increases, the value of the option increases and there would be a hedge loss reported in the period. This could result in significant fluctuations in the Company’s consolidated statement of comprehensive income (loss) from period to period and have a material adverse effect on the Company’s earnings per share. In addition, if the Company is required to settle its obligations in respect of the Convertible Notes solely in cash, the Company’s cash flow and liquidity position could be adversely impacted.

Required Vote

The Issuance Proposal requires the affirmative vote of a majority of the shares of our common stock voting thereon at a meeting at which a quorum is present. Under applicable NYSE Rules, abstentions are counted as shares voted with respect to such proposal, and therefore, if you return your proxy card and “ABSTAIN” from voting, it will have the same effect as a vote against the Issuance Proposal.

Recommendation

The Board of Directors unanimously recommends that you vote “FOR” the Issuance Proposal.

Description of the Convertible Notes

The following is a summary of the principal terms of the Convertible Notes.

The Company issued the Convertible Notes under an Indenture (the “Indenture”), dated as of August 16, 2017, by and among the Company, as issuer, Heritage MGA, LLC, as guarantor (the “Guarantor”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Convertible Notes bear interest at a rate of 5.875% per year. Interest accrues from August 16, 2017 and will be payable semi-annually in arrears, on February 1 and August 1 of each year, beginning on February 1, 2018. The Convertible Notes are senior unsecured obligations of the Company that rank senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to the Company’s unsecured indebtedness that is not so subordinated; effectively junior to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness or other liabilities incurred by the Company’s subsidiaries other than the Guarantor, which will fully and unconditionally guarantee the Convertible Notes on a senior unsecured basis.

The Convertible Notes will mature on August 1, 2037 (the “Maturity Date”), unless earlier repurchased, redeemed or converted.

Holders may convert their Convertible Notes at any time prior to the close of business on the business day immediately preceding February 1, 2037, other than during the period from, and including, February 1, 2022 to the close of business on the second business day immediately preceding August 5, 2022, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2017, if the closing sale price of the Company’s common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the Convertible

Notes in effect on each applicable trading day; (2) during the ten consecutive business-day period following any five consecutive trading-day period in which the trading price for the Convertible Notes for each such trading day was less than 98% of the closing sale price of the Company’s common stock on such date multiplied by the then-current conversion rate; (3) if the Company calls any or all of the Convertible Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events.

During the period from, and including, February 1, 2022 to the close of business on the second business day immediately preceding August 5, 2022, and on or after February 1, 2037 until the close of business on the second business day immediately preceding the Maturity Date, holders may surrender their Convertible Notes for conversion at any time, regardless of the foregoing circumstances.

Unless and until the Company obtains stockholder approval under NYSE Rule 312.03(c) for the issuance of the Company’s common stock in excess of the limitations set forth therein, the Company will pay to any converting holder in respect of each $1,000 principal amount of Convertible Notes being converted solely cash in an amount equal to the sum of the daily conversion values (as defined in the Indenture) for each of the 40 consecutive trading days during the related conversion period (as defined in the Indenture). Following the Company’s receipt of stockholder approval, the Company will settle conversions of Convertible Notes through payment or delivery, as the case may be, of cash, shares of its common stock or a combination of cash and shares of its common stock, at its election, based on such daily conversion values (other than for settlement only in shares).

The conversion rate for the Convertible Notes is initially 67.0264 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $14.92 per share of common stock). The conversion rate is subject to adjustment in certain circumstances, and is subject to increase for holders that elect to convert their Convertible Notes in connection with certain corporate transactions (but not, at the Company’s election, a public acquirer change of control (as defined in the Indenture)) that occur prior to August 5, 2022.

Upon the occurrence of a fundamental change (as defined in the Indenture) (but not, at the Company’s election, a public acquirer change of control (as defined in the Indenture)), holders of the Convertible Notes may require the Company to repurchase for cash all or a portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Except as described below, the Company may not redeem the Convertible Notes prior to August 5, 2022. If the Company’s previously announced pending NBIC Acquisition is not consummated for any reason by June 8, 2018, or if the acquisition agreement relating to the NBIC Acquisition is terminated for any reason (other than by consummation of the NBIC Acquisition), the Company may redeem all, but not less than all, of the outstanding Convertible Notes for cash on a redemption date to occur on or prior to August 31, 2018 for a redemption price for each $1,000 principal amount of Convertible Notes equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such Convertible Notes to, but excluding, the redemption date and (iii) 75% of the excess, if any, of the redemption conversion value (as defined in the Indenture) over the initial conversion value (as defined in the Indenture). On or after August 5, 2022 but prior to February 1, 2037, the Company may redeem for cash all or any portion of the Convertible Notes, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Convertible Notes, which means that the Company is not required to redeem or retire the Convertible Notes periodically. Holders of the Convertible Notes will be able to cause the Company to repurchase their Convertible Notes for cash on any of August 1, 2022, August 1, 2027 and August 1, 2032, in each case at 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the relevant repurchase date.

The Indenture contains customary terms and covenants and events of default. If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Convertible Notes then outstanding by notice to the Company and the Trustee, may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the Convertible Notes to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization (as set forth in the Indenture) with respect to the Company, 100% of the principal of, and accrued and unpaid interest, if any, on, the Convertible Notes will automatically become immediately due and payable.

The foregoing description of the terms of the Convertible Notes is not complete and is qualified in its entirety by reference to the text of the Indenture, dated as of August 16, 2017, and the Form of 5.875% Convertible Senior Note due 2037, filed as Exhibit 4.1 and 4.2, respectively, to the Company’s Form 8-K filed on August 16, 2017.

ADJOURNMENT PROPOSAL—APPROVAL OF THE ADJOURNMENT OR
POSTPONEMENT OF THE SPECIAL MEETING

The Company’s stockholders are being asked to consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies. The Board of Directors believes this proposal to be in the best interests of the Company’s stockholders because it gives the Company flexibility to solicit the vote of additional holders of the Company’s voting securities to vote on matters the Board of Directors deems important to the Company. If the Issuance Proposal is not approved in accordance with Section 312.03(c) of The New York Stock Exchange Listed Company Manual prior to the relevant conversion date, the Company will pay to holders in respect of each $1,000 principal amount of Convertible Notes being converted solely an amount in cash as if the Company had elected a “cash settlement”. See “Issuance Proposal—Approval of the Issuance of Company Common Stock Upon Conversion of the Convertible Notes” for details regarding the consequences of a failure to receive the required vote to approve the Issuance Proposal. The Board of Directors of the Company recommends that stockholders vote “FOR” the Proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of                 , 2017, the Record Date (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759.

	Number of Shares Beneficially Owned(1)		Approximate Percent of Class(1)
Name and Address
CERTAIN BENEFICIAL OWNERS (not including directors and executive officers):
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	1,962,911		%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	2,063,401		%
Creative Planning(4) 3400 College Boulevard Leawood, KS 66211	1,531,542		%
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Bruce Lucas	1,797,703	(5)	%
Richard Widdicombe	1,025,612	(6)	%
Ernie Garateix	250,669	(7)	*
Pete Apostolou	170,000	(8)	*
Irini Barlas	45,100	(9)	*
Trifon Houvardas	358,855	(10)	%
James Masiello	379,131	(11)	%
Nicholas Pappas	76,595	(12)	*
Joseph Vattamattam	61,441	(8)	*
Vijay Walvekar	377,181	(13)	%
Steven Martindale	—		—
All directors and executive officers as a group (11 persons)	4,542,287	(14)	%

*	= less than 1%

(1)	“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of , 2017, the Record Date, are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of , 2017, the Record Date, and the percentages are based upon shares of our common stock outstanding as of , 2017, the Record Date. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.
(2)	Based solely on a Schedule 13G filed with the SEC on February 13, 2017.
(3)	Based solely on a Schedule 13G filed with the SEC on January 30, 2017.
(4)	Based solely on a Schedule 13F filed with the SEC on April 7, 2017.
(5)	Includes 494,612 shares held by the Alec Lucas Trust and 122,020 shares held by IIM Holdings, LLC and IIM Holdings II, LLC, entities controlled by Mr. Lucas. Also includes exercisable options to purchase 500,000 shares of common stock.
(6)	Includes exercisable options to purchase 250,000 shares of common stock.
(7)	Includes exercisable options to purchase 100,000 shares of common stock.
(8)	Includes exercisable options to purchase 10,000 shares of common stock.
(9)	Includes 30,900 shares held by the Lee M. Barlas and Irini Barlas Living Trust.
(10)	Includes 308,605 shares held by K&M Insurance Investors, LLC, an entity controlled by Mr. Houvardas. Also includes exercisable options to purchase 10,000 shares of common stock.
(11)	Includes 22,195 shares held by Mr. Masiello’s wife and 91,500 shares held by Alliance Holdings, Inc., an entity controlled by Mr. Masiello and members of his family. Also includes exercisable options to purchase 25,641 shares of common stock.
(12)	These shares are held jointly by Mr. Pappas and his father. Includes exercisable options to purchase 10,000 shares of common stock.
(13)	Includes 287,889 shares held by Mr. Walvekar’s wife. Also, includes exercisable options to purchase 41,282 shares of common stock.
(14)	Includes exercisable options to purchase 968,135 shares of common stock.

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OTHER MATTERS

No business other than that set forth in the attached notice of Special Meeting is expected to come before the Special Meeting. However, should any other matters requiring a vote of stockholders arise, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

PROXY SOLICITATION AND COSTS

It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by regular employees of the Company, by telephone or by other means of communication at nominal cost. The Company will bear the cost of such solicitation. It will reimburse banks, brokers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock in accordance with the NYSE schedule of charges.

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation material that the Company may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, executive officers and employees of the Company. No additional compensation will be paid to these individuals for any such services. The Company will also post its proxy materials to its website under “Investors.” In addition, the Company has retained Georgeson LLC to act as a proxy solicitor in conjunction with the Special Meeting. The Company has agreed to pay that firm approximately $         plus reasonable out-of-pocket expenses, for proxy solicitation services.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the SEC. Any interested party may inspect information filed by the Company, without charge, at the public reference facilities of the SEC at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Any interested party may obtain copies of all or any portion of the information filed by the Company at prescribed rates from the Public Reference Section of the SEC at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the SEC at http://www.sec.gov.

The Company’s common stock is listed on the NYSE and trades under the symbol “HRTG”.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

Copies of the Annual Report, which also contains the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company at Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759, Attn: Investor Relations.

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HERITAGE INSURANCE HOLDINGS, INC. ATTN: STEVEN MARTINDALE 2600 MCCORMICK DRIVE, SUITE 300 CLEARWATER, FL 33759

VOTE BY INTERNET -

www.investorvote.com/HRTG

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-652-VOTE (8683)

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS

FOLLOWS:

KEEP THIS PORTION FOR YOUR

RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR proposals 1 and 2.	For	Against	Abstain

1 To approve, pursuant to NYSE Rule 312.03(c), the issuance of our common stock upon conversion of our 5.875% Senior Convertible Notes due 2037.	☐	☐	☐

2 To adjourn or postpone the special meeting, if necessary, to solicit additional proxies.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HERITAGE INSURANCE HOLDINGS, INC.

Special Meeting of Stockholders on                , 2017                 The undersigned, revoking all prior proxies, hereby constitutes and appoints Bruce Lucas and Steven Martindale, his true and lawful agent and proxy with full power of substitution in each, to attend the Special Meeting of Stockholders of Heritage Insurance Holdings, Inc. to be held at, 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759 at                a.m., Eastern Time, on                , 2017, and at any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” PROPOSALS 1 AND 2. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side